Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Tuesday, April 18, 2006

(713) 651-4300

KEY ENERGY PROVIDES MARCH RIG HOURS

AND SELECTED FEBRUARY FINANCIAL DATA

HOUSTON, TX, April 18, 2006 – Key Energy Services, Inc. (Pink Sheets: KEGS) today provided an operational and financial update, including its March 2006 rig and trucking hours, and unaudited selected financial data for the month ended  February 28, 2006.

OPERATIONS UPDATE

Market conditions remain strong throughout the Company’s operating regions. Rig and trucking hours during the month of March increased over February primarily due to three additional working days.

OPERATING DATA

	For the month ending
	March 31, 2006	February 28, 2006	March 31, 2005
Working Days	23	20	22
Rig Hours	232,446	209,026	221,864
Trucking Hours	214,582	189,562	232,675

The Company calculates working days as total weekdays for the month less any company holidays that occur that month. For the month of April 2006, there are 19 working days.

1301 McKinney Street, Suite 1800, Houston, TX 77010

SELECTED FINANCIAL DATA

The following selected financial information for the Company is for the month ended February 28, 2006. This unaudited information has been prepared by management in accordance with generally accepted accounting principles and has not been reviewed or audited by the Company’s independent accountants. The table does not contain all the financial statement line captions and notes that would be presented for annual and quarterly information in the Company’s Annual Report on Form 10-K for December 31, 2006.

For the Month Ended
Select Statement of Operations Data:	February 28, 2006
(In thousands - Unaudited)

Revenue:
Well servicing	$86,301
Pressure pumping	16,273
Fishing and rental services	7,795
TOTAL REVENUE	$110,369

Costs and Expenses:
Well servicing	$56,328
Pressure pumping	9,384
Fishing and rental services	5,072
General and administrative	12,818
Interest (1)	3,065

Select Balance Sheet Data:	As of February 28, 2006
(In thousands - Unaudited)

Current Assets:
Cash and cash equivalents (2), (3)	$98,714
Accounts receivable, net of allowance for doubtful accounts	219,887
Inventory	18,443
Prepaid expenses and other current assets	27,474
TOTAL CURRENT ASSETS	$364,518
Current Liabilities:
Accounts payable	$77,362
Other accrued liabilities	86,020
Accrued interest	3,397
Current portion of long-term debt and capital lease obligations	12,653
TOTAL CURRENT LIABILITIES	$179,432

Long-term debt, less current portion (4)	$396,000
Capital lease obligations, less current portion	17,306
Deferred revenue	8
Non-current accrued expenses	34,988

NOTES

(1)          Interest expense includes amortization of deferred debt issue costs of $169,000 for the month ended February 28, 2006.

(2)          Cash and short term investments at April 17, 2006 totaled approximately $118 million.

(3)          Capital expenditures were approximately $14 million for the month ended February 28, 2006.

(4)          There were no outstanding borrowings under the Company’s revolving credit facility at April 17, 2006.

The information herein represents the results for only one month and the information herein is not necessarily indicative of the results that may be reported for the quarter ended March 31, 2006 or the fiscal year ended December 31, 2006. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2006 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the  predictions for timing of filing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003, 2004 and 2005  financial statements; the impact of governmental investigations;  risks that the Company’s independent auditors might have audit adjustments which results in additional delay in the restatement process; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks;  risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.